Exhibit 99.1

BIOMET ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2010 PRELIMINARY NET SALES RESULTS

WITH DETAILS REGARDING TIMING OF FULL FINANCIAL RELEASE AND CONFERENCE CALL

WARSAW, Ind., June 28, 2010 – Biomet, Inc. announced today fourth quarter and fiscal year 2010 preliminary net sales results for the year ended May 31, 2010.

Fourth Quarter Preliminary Net Sales Results

•	Net sales increased 10% (8% constant currency) to $703 million worldwide and increased 8% in the U.S.

•	Reconstructive sales, excluding dental, increased 13% (12% constant currency) worldwide, with 11% U.S. growth

•	Knee sales increased 15% (13% constant currency) worldwide and grew at a rate of 11% in the U.S.

•	Hip sales increased 10% (8% constant currency) worldwide, with growth of 8% in the U.S.

•	Extremity sales increased 35% (33% constant currency) worldwide and increased 48% in the U.S.

Net sales increased 10% to $702.5 million during the fourth fiscal quarter ended May 31, 2010 from $639.3 million during the fourth quarter of fiscal year 2009. Excluding the effect of foreign currency, net sales increased 8% during the fourth quarter of fiscal year 2010.

U.S. sales increased 8% during the fourth quarter to $423.2 million; Europe sales increased 4% (3% at constant currency) to $186.4 million; and International (primarily Canada, South America, Mexico and the Pacific Rim) sales grew 36% (26% constant currency) to $92.9 million. Excluding dental and the impact of foreign currency, net sales increased 9% worldwide, 8% in the U.S., 4% for Europe, and 29% for International during the fourth quarter.

Reconstructive product sales increased 12% (10% constant currency) worldwide and increased 11% in the United States during the fourth quarter. Excluding dental, reconstructive product sales increased 13% (12% constant currency) worldwide, with 11% growth in the U.S.

During the fourth quarter of fiscal year 2010, knee sales increased 15% (13% constant currency) worldwide and increased 11% in the U.S. Hip sales increased 10% (8% constant currency) worldwide during the fourth quarter and grew 8% in the U.S. Extremity sales increased 35% (33% constant currency) worldwide, with a growth rate of 48% in the U.S. during the fourth quarter.

Dental reconstructive device sales increased 4% worldwide (2% constant currency) during the fourth quarter of fiscal year 2010, with growth of 4% in the U.S.

Fixation sales increased 7% (6% constant currency) worldwide and increased 3% in the U.S. during the fourth quarter. Growth of internal fixation and craniomaxillofacial fixation sales was partially offset by decreased sales of external fixation and electrical stimulation devices.

Spine sales increased 1% (1% constant currency) worldwide during the fourth quarter and increased 1% in the U.S. During the fourth quarter, spinal stimulation sales growth was positive, while sales decreased for the spine hardware and orthobiologics product category.

Sales of “other” products increased 4% (2% constant currency) worldwide and increased 4% in the U.S during the fourth quarter. Double-digit sales growth of sports medicine products was partially offset by decreased sales of softgoods and bracing products.

P.O. Box 587 • Warsaw, IN 46581-0587 • Office: 574.267.6639 • www.biomet.com

The following table provides fourth quarter net sales performance by product segment:

	Fourth Quarter Net Sales Performance
	Worldwide Reported Quarter 4 - 2010	Worldwide Reported Growth %	Worldwide CC Growth %	United States Growth %
Reconstructive	$525.0	12%	10%	11%

Hips		10%	8%	8%
Knees		15%	13%	11%
Extremities		35%	33%	48%
Dental		4%	2%	4%
Other		10%	9%	5%

Fixation	62.5	7%	6%	3%
Spine	62.0	1%	1%	1%
Other	53.0	4%	2%	4%

Total Sales	$702.5	10%	8%	8%

Biomet’s President and Chief Executive Officer Jeffrey R. Binder remarked, “We were happy to end a solid year with a strong sales quarter. We look forward to sharing our fourth quarter and full fiscal year results on July 13th.”

Full Year Preliminary Net Sales Results

•	Net sales increased 8% (7% constant currency) to $2.698 billion worldwide, with U.S. growth of 8%

•	Reconstructive sales, excluding dental, increased 11% (10% constant currency) worldwide and grew 11% in the U.S.

•	Knee sales increased 13% (12% constant currency) worldwide and increased 11% in the U.S.

•	Hip sales increased 7% (6% constant currency) worldwide and increased in the U.S. at a rate of 6%

•	Extremity sales increased 29% (28% constant currency) worldwide, with 44% U.S. growth

For the twelve months ended May 31, 2010, net sales increased 8% to $2.698 billion from $2.504 billion for fiscal year 2009. Excluding the impact of foreign currency, net sales increased 7% during fiscal year 2010.

During fiscal year 2010, U.S. sales increased 8% to $1,644.1 million; Europe sales increased 2% (1% constant currency) to $728.8 million; and International sales (primarily Canada, South America, Mexico and the Pacific Rim) grew at a rate of 23% (16% constant currency) to $325.1 million. Excluding dental and the foreign currency effect, net sales increased 8% worldwide with 8% growth in the U.S.; Europe sales increased 4%; and International sales grew 17%.

Reconstructive product sales increased 9% (8% constant currency) worldwide during fiscal year 2010 and increased 10% in the United States. Excluding dental, reconstructive sales increased 11% (10% constant currency) and grew at a rate of 11% in the United States.

Knee sales increased 13% (12% constant currency) worldwide and increased 11% in the United States during fiscal year 2010. Hip sales increased 7% (6% constant currency) worldwide during fiscal year 2010 and increased 6% in the United States. Extremity sales increased 29% (28% constant currency) worldwide during fiscal year 2010 and increased 44% in the U.S.

Dental reconstructive device sales decreased 2% (-3% constant currency) worldwide during fiscal year 2010 and decreased 2% in the United States.

Fixation sales increased 2% (1% constant currency) worldwide during fiscal year 2010 and decreased 1% in the United States. During fiscal year 2010, product categories that contributed to fixation sales growth were craniomaxillofacial fixation and internal fixation.

Spine product sales increased 6% (6% constant currency) worldwide during fiscal year 2010, with growth of 6% in the United States.

Sales of “other” products increased 1% (1% constant currency) worldwide, with 4% growth in the United States primarily due to continued strong market demand for Biomet’s sports medicine products. Double-digit sales growth for sports medicine products during fiscal year 2010 was offset by decreased sales of softgoods and bracing products.

The following table provides full year net sales performance by product segment:

	Full Year Net Sales Performance
	Worldwide Reported Full Year - 2010	Worldwide Reported Growth %	Worldwide CC Growth %	United States Growth %

Reconstructive	$2,024.5	9%	8%	10%

Hips		7%	6%	6%
Knees		13%	12%	11%
Extremities		29%	28%	44%
Dental		-2%	-3%	-2%
Other		10%	9%	10%

Fixation	237.8	2%	1%	-1%
Spine	236.2	6%	6%	6%
Other	199.5	1%	1%	4%

Total Sales	$2,698.0	8%	7%	8%

Conference Call Details

In conjunction with the fourth quarter and full fiscal year 2010 financial release, you are invited to participate in the fourth quarter and fiscal year 2010 conference call on Tuesday, July 13th, 2010, at 4:30 p.m. Eastern.

Individuals wishing to participate in the conference call may dial (800) 230-1059. International callers should dial (612) 234-9960. The confirmation number for the call is 162971.

Financial Schedule Presentation

The Company’s unaudited other financial data included in this press release for the three and twelve months ended May 31, 2010 and 2009 have been prepared in a manner that complies, in all material respects, with generally accepted accounting principles in the United States (except with respect to certain non-GAAP financial measures discussed below).

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer at (574) 372-1687 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

*Non-GAAP Financial Measures:

Management uses non-GAAP financial measures, such as net sales excluding dental sales and/or the impact of foreign currency (constant currency), as important financial measures to review and assess financial and operating performance of its principal lines of business. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included elsewhere in this press release.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Biomet management believes that these non-GAAP measures provide useful information to investors; however, this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for financial information prepared in accordance with GAAP.